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                                                                 Exhibit 99(e)

                             DISTRIBUTION AGREEMENT

     This Agreement is made as of the 21st day of October 2002 (the "Agreement") between each Columbia Fund (a "Fund") designated in SCHEDULE A from time to time, acting severally, and Liberty Funds Distributor, Inc. ("LFDI"), a Massachusetts corporation.

     WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and is currently offering shares of common stock (such shares of all classes are hereinafter called the "Shares"), which are registered with the Securities and Exchange Commission (the "SEC") pursuant to each Fund's Registration Statement on Form N-lA (the "Registration Statement"); and

     WHEREAS, a front-end sales charge may be imposed in connection with the sale of certain Shares of one or more of the Funds ("Load Shares"); and

     WHEREAS, a contingent deferred sales charge ("CDSC") may be imposed in connection with the redemption of certain Shares of one or more of the Funds ("CDSC Shares"); and

     WHEREAS, LFDI is a registered broker-dealer under the Securities and Exchange Act of 1934 and, the laws of each state in which it engages in business to the extent such law requires, and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

     WHEREAS, the Funds desire to retain LFDI as principal underwriter and distributor to provide for the sale and distribution of the Shares of the Funds identified on SCHEDULE A and for such additional classes as the Company may issue, and LFDI is prepared to provide such services commencing on the date first written above.

     1. APPOINTMENT OF LFDI. Each Fund appoints LFDI as the principal underwriter and distributor of the Fund's Shares (which appointment shall be exclusive except for sales made directly by the Fund without a sales charge and as otherwise provided in this Agreement). This Agreement will apply to each Fund as set forth on SCHEDULE A and any additional funds in the Columbia Funds Complex ("New Funds") whose shares are offered for sale to the public, but only to the extent SCHEDULE A is amended in writing by the parties to this Agreement for the purpose of adding any New Funds to this Agreement, and the New Fund agrees to be bound by the terms of this Agreement.

     2. SALE OF SHARES.

          2.1. LFDI'S RIGHT TO PURCHASE SHARES. LFDI, acting as principal for its own account and not as agent for each Fund, shall have the right to purchase Shares and shall sell Shares in accordance with each Fund's prospectus on a "best efforts" basis. LFDI will undertake such advertising and promotion as it believes reasonable in connection with such efforts. LFDI shall purchase Shares, at a price equal to the net asset value, only as needed to fill orders. LFDI will notify each Fund at the end of each business day of the Shares to be purchased.


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          2.2. LOAD SHARES. All Load Shares of each Fund offered for sale by
LFDI shall be offered for sale to the public at a price per share (the "Offering Price") equal to (i) their net asset value (determined in the manner set forth in the Fund's Articles of Incorporation and the then current prospectus) plus
(ii) except with respect to certain classes of persons and transactions set forth in the Fund's then current prospectus, a sales charge which shall be the percentage of the Offering Price of such Load Shares as set forth in the then current prospectus. The Offering Price, if not an exact multiple of one cent, shall be adjusted to the nearest cent. [LFDI will receive all sales charges.] Concessions by LFDI to dealers and other institutions shall be set forth in either the selling agreements between LFDI and such dealers and institutions as from time to time amended or, if such concessions are described in the then current prospectus, shall be as so set forth. No dealer or other institution who enters into a selling agreement with LFDI shall be authorized to act as agent for any Fund in connection with the offering or sale of the Load Shares to the public or otherwise.

          2.3. CDSC SHARES. With respect to CDSC Shares, LFDI shall impose a CDSC in connection with the redemption of such CDSC Shares, not to exceed a specified percentage of the original purchase price of the Shares, as from time to time set forth in the then current Prospectuses. LFDI may retain (or receive from a Fund, as the case may be) all or any CDSC. LFDI may, but shall not be required to, pay to broker-dealers or other persons through whom such CDSC Shares are sold a commission or other payment to the extent consistent with the then current Prospectus and applicable rules and regulations.

          2.4. APPOINTMENT OF AGENT FOR CERTAIN SALES OF SHARES AT NET ASSET VALUE. Each Fund may at any time designate its shareholder servicing, transfer and dividend disbursing agent as its agent to accept orders at net asset value for (i) Class A Shares, (ii) Class I Shares, or (iii) Class Z Shares, in each case from individuals or entities that are entitled to purchase such shares as provided in the Fund's prospectus, and to issue Shares directly to such purchasers.

          2.5. REFUSAL TO SELL SHARES; DIRECT ISSUE OF SHARES. Each Fund may at any time (i) refuse to sell Shares hereunder or (ii) issue Shares directly (A) to shareholders as a stock split or dividend and (B) in connection with the merger or consolidation of any other investment company, trust or personal holding company with the Fund, or the Fund's acquisition, by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company, or substantially all of, the outstanding shares or interests of any such entity.

     3. COMPENSATION TO LFDI. In connection with the distribution of shares of the Funds, LFDI will be entitled to receive (i) payments pursuant to any Distribution Plan and related agreement from time to time in effect between any Fund and LFDI or any particular class of shares of a Fund ("12b-1 Plan"), (ii) any CDSC applicable to the redemption of a Fund's Shares, determined in the manner set forth in the then current prospectus and Statement of Additional Information of that Fund, and (iii) any applicable front-end sales charges applicable to the sale of a Fund's Loan Shares, less any applicable dealer discount.

     4. REDEMPTION OF SHARES. Each Fund will redeem in accordance with its articles of incorporation, bylaws and applicable provisions of its prospectus all Shares tendered by LFDI pursuant to shareholder redemption requests. The price to be paid to redeem or repurchase the


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shares shall be equal to the net asset value, less any applicable CDSC, if any, determined as set forth in the applicable Prospectus. LFDI will notify each Fund at the end of each business day of the Shares tendered.

     5. COMPLIANCE. LFDI shall not utilize any materials in connection with the sale or offering of Shares except the Funds' then current prospectuses and Statements of Additional Information and such other materials, including marketing materials, as the Funds shall provide or approve. All activities by LFDI and its agents and employees, as distributor of the Shares, shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or the NASD.

     6. INDEMNIFICATION. LFDI will comply with applicable provisions of the prospectus of a Fund and with applicable laws and rules relating to the sale of Shares and agrees to indemnify each Fund for any and all claims, losses, damages or expenses to which a Fund may become subject under the Securities Act of 1933, under any other statute, at common law, or otherwise, arising out of the acquisition of any Shares of a Fund by any person which (i) may be based upon any unlawful or wrongful acts by LFDI and persons acting under its direction or authority, or (ii) may be based upon any (A) untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by LFDI to a Fund or its counsel expressly for use in the answers to any of the items of the Registration Statement or in the corresponding statements made in the prospectus, or (B) omission, or alleged omission, to state a material fact in connection with such information furnished in writing by LFDI to the Fund or its counsel and required to be stated in such answers or necessary to make such information not misleading.

     7. EXPENSES.

          7.1  THE FUNDS. Each Fund will pay all expenses associated with:

               (i)   the registration and qualification of Shares for sale;

               (ii)  shareholder meetings and proxy solicitation;

               (iii) Share certificates;

               (iv)  communications to shareholders;

               (v)   taxes payable upon the issuance of Shares to LFDI;

               (vi) preparation and printing of the Fund's prospectuses and Statements of Additional Information for regulatory purposes and for distribution to existing shareholders; and

               (vii) any 12b-1 Plan.

          7.2 LFDI. LFDI will pay all expenses associated with advertising and sales literature, including those of (i) financing appropriate activities which it deems are reasonable and primarily intended to result in the sale of Shares,
(ii) printing and distributing prospectuses and shareholder reports to other than current shareholders, proxy materials and other shareholder communications used as sales literature, and (iv) compensation of underwriters, dealers and sales personnel.


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     8. INDEPENDENT CONTRACTOR. LFDI will undertake and discharge its obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind any Fund by its actions, conduct or contracts, except that it is authorized to accept orders for the purchase or repurchase of the Shares. LFDI may appoint sub-agents or distribute the Shares through dealers (or otherwise) as it determines necessary or desirable from time to time. This Agreement shall not, however, be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or to otherwise act as our agent for any purpose. In addition, LFDI shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents and employees and agrees to pay all employee taxes hereunder.

     9. NOTICE. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

         If to the Fund:       1300 SW Sixth Avenue
                               Portland, OR 97207
                               Attn: Secretary

         If to Distributor:    One Financial Center
                               Boston, Massachusetts 02111
                               Attn: Secretary

     10. CONTINUATION; AMENDMENT; TERMINATION.

          10.1 This Agreement shall become effective on the date first written above or on such later date approved by each Fund's Board of Directors, including a majority of those directors who are not parties to this Agreement or interested persons (as such term is defined in 1940 Act) thereof. Unless terminated as provided herein, the Agreement shall continue in full force and effect for one year from the effective date of this Agreement, and shall continue in effect from year to year thereafter for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the directors of the Company, and (ii) by a vote of a majority of the directors of the Company who are not interested persons or parties to this Agreement (other than as directors of the Company), cast in person at a meeting called for the purpose of voting on this Agreement.

          10.2 This Agreement (i) shall terminate immediately upon the effective date of any later dated agreement relating to the subject matter hereof, and
(ii) may be terminated, as to any Fund or all Funds, upon 60 days notice without penalty by a vote of the directors or by LFDI or otherwise in accordance with the 1940 Act and will terminate immediately in the event of assignment (as defined under the 1940 Act). Upon termination the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

EACH FUND DESIGNATED IN SCHEDULE A          LIBERTY FUNDS DISTRIBUTOR, INC.



By:                                         By:
   -------------------------------             ---------------------------------
   Jeff B. Curtis                              James Tambone
   President                                   Chief Executive Officer


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                                   SCHEDULE A

Columbia Common Stock Fund, Inc.
Columbia Growth Fund, Inc.
Columbia International Stock Fund, Inc.
Columbia Special Fund, Inc.
Columbia Small Cap Fund, Inc.
Columbia Real Estate Equity Fund, Inc.
Columbia Technology Fund, Inc.
Columbia Strategic Value Fund, Inc.
Columbia Balanced Fund, Inc.
Columbia Daily Income Company
Columbia Short Term Bond Fund, Inc.
Columbia Fixed Income Securities Fund, Inc.
Columbia Oregon Municipal Bond Fund, Inc.
Columbia High Yield Fund, Inc.
Columbia National Municipal Bond Fund, Inc.


Dated:  October ___, 2002


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